EXHIBIT 8.1

Norton Rose Fulbright US LLP
98 San Jacinto Boulevard, Suite 1100
Austin, Texas 78701-4255
United States

Tel +1 512 474 5201
Fax +1 512 536 4598
nortonrosefulbright.com
January 20, 2017
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Ladies and Gentlemen:
We have acted as counsel to Veritex Holdings, Inc., a Texas corporation (“Veritex”), in connection with (i) the Agreement and Plan of Reorganization, dated as of December 14, 2016 (the “Merger Agreement”), by and among Veritex, Spartan Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Veritex (“Merger Sub”), and Sovereign Bancshares, Inc., a Texas corporation (“Sovereign”), pursuant to which Merger Sub will merge with and into Sovereign, with Sovereign as the surviving corporation, and immediately thereafter, Sovereign will merge with and into Veritex, with Veritex as the surviving corporation (collectively, the “Integrated Mergers”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-XXXXXX) (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2017. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.
In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated January 20, 2017, and delivered by Veritex, Merger Sub, and Sovereign to us for the purpose of rendering our opinion stated herein, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).
In rendering our opinion, we have assumed that (i) the Integrated Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents has been or will be

Veritex Holdings, Inc.
January 20, 2017

waived or modified in any respect, and (vi) none of the parties to the Merger Agreement will take any action after the Effective Time that would cause the Integrated Mergers not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Veritex, Merger Sub, and Sovereign in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Veritex, Merger Sub, or Sovereign in the Documents, or assumptions on which our opinion is based could affect our conclusion.
Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to our opinion.
Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under current law, (i) the Integrated Mergers as structured will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Integrated Mergers.
In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in the information, facts, statements, representations, warranties, or covenants provided or made by Veritex, Merger Sub, and Sovereign in the Documents, assumptions, or legal authorities on which our opinion is based, or any inaccuracy in any of the information, facts, statements, representations, warranties, or covenants provided or made by Veritex, Merger Sub, and Sovereign in the Documents, or assumptions upon which we have relied in rendering our opinion.
Our opinion set forth above is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Veritex Holdings, Inc.
January 20, 2017

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP